GENTEX CORPORATION
2019 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Summary of Award Terms
Granted To: ###PARTICIPANT_NAME###
Grant Date: ###GRANT_DATE###
Number of RSUs Granted: ###TOTAL_AWARDS###
Vesting Schedule: ###VEST_SCHEDULE_TABLE###

1.The Award and the Plan. Subject to the terms and conditions of this Award Agreement and the Plan, on (or as soon as practicable after) the date that some or all of the RSUs vest as set forth on the Vesting Schedule (the “Vest Date”), the Company will pay to the Grantee an amount equal to the Fair Market Value of one share of Common Stock as of the Vest Date, multiplied by the number of vested RSUs granted hereby, subject to applicable withholding for taxes. The RSUs may be settled in such form as provided in Section 7 of this Agreement. Certain terms used in this Agreement are defined in Section 25 below. If such grant is not expressly rejected within thirty (30) days from the Grant Date, it will be deemed automatically accepted and the terms contained in this Agreement shall be binding upon the recipient. Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Gentex Corporation 2019 Omnibus Incentive Plan as amended and/or restated from time to time (the "Plan"). Gentex will provide a copy of the Plan to you upon request.

2.Vesting. The Award is subject to the vesting terms, if any, set forth in the Employee Award Notification, except as may otherwise be provided in this Award Agreement, in the Plan, or in another agreement with the Grantee that expressly supersedes the provisions of the Award Agreement or the Plan.

3.Effect of Change in Control. In the event a Change in Control occurs prior to the RSUs becoming vested as provided in Section 2 above and while you are an employee of Gentex or any Subsidiary, the RSUs covered by this Agreement will become vested to the extent set forth in the Plan.

4.Effect of Termination Due to: Death or Disability; or Retirement. Notwithstanding Section 3 above, if your employment with Gentex or any Subsidiary is terminated: (A) by reason of death or Disability, the RSUs will become vested to the extent set forth in the Plan; or (B) by Retirement, a prorated portion of the RSUs will become vested based on the number of months you were employed during the vesting schedule set forth in the Employee Award Notification.

5.Other Employment Terminations. In the event that your employment with Gentex or a Subsidiary terminates during the vesting schedule in a manner other than any specified in Sections 3 or 4 above, all RSUs granted hereby that remain unvested shall be cancelled, terminated, and of no further force and effect, unless otherwise determined under the Plan.

6.Time of Settlement. On the Vest Date, or as soon as practicable thereafter, the Company shall pay you the amount payable under the Award, determined in accordance with Section 1 of this Agreement and the terms of the Plan. For the avoidance of doubt, no payment shall be due with respect to any unvested RSUs, which shall automatically be terminated, cancelled, and of no further force and effect as of the Vest Date.

7.Form of Settlement. In full satisfaction of the RSUs granted hereby, the Company will pay you the amount owed in cash, subject to applicable withholding.

8.Withholding. Gentex has the right to withhold from any payment required to be made in settlement of the Award (whether such settlement is in cash, in shares of Common Stock, or in a combination thereof) an amount sufficient to satisfy such federal, state, and local withholding tax requirements. To the extent that Gentex is required to withhold any federal, state, local or foreign taxes in connection with the receipt of RSUs under this Agreement, and the amounts available to Gentex for such withholding are insufficient, it will be a condition to the receipt of such delivery that you will pay such taxes or make arrangements that are satisfactory to Gentex for payment thereof.

9.Dividend Equivalents. Pursuant to and subject to the terms and conditions set forth herein, and in the Plan, the Company hereby awards to the Grantee a right to receive in respect of each RSU held by the Grantee on a dividend record date occurring after the Grant Date and prior to the Vest Date, the equivalent value of any ordinary cash dividends that are paid on a share of Common Stock (“Dividend Equivalent”). Dividend Equivalents will be reinvested in the form of additional RSUs determined by dividing the value of the Dividend Equivalent by the Fair Market Value of a share of Common Stock on the Company’s dividend payment date. Dividend Equivalents will also accrue on the additional RSUs issued from Dividend Equivalents (and be reinvested into additional Dividend Equivalents). Dividend Equivalents are subject to the same conditions as the RSUs to which they are attributable, including but not limited to vesting, transferability, forfeiture, time and form of settlement as further described in this Agreement and the Plan.

10.RSUs Nontransferable. Neither the RSUs nor any interest therein will be transferable or assignable other than by will or the laws of descent and distribution prior to payment.

11.Adjustments. Gentex will make any adjustments in the number of RSUs that Gentex may determine to be equitably required to prevent any dilution or expansion of your rights under this Agreement as further described in Section 13 of the Plan. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, Gentex may provide in substitution of any or all of your rights under this Agreement such alternative consideration as Gentex may determine in good faith to be equitable under the circumstances.

12.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan be exempt from or comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan will be administered in a manner consistent with this intent.

13.Right to Terminate Employment. Nothing contained in this Agreement will confer upon you any right with respect to continuance of employment by Gentex or any Subsidiary, nor limit or affect in any manner the right of Gentex or any Subsidiary to terminate the employment or adjust your compensation.

14.Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by Gentex and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.

15.Relation to Other Benefits. Any economic or other benefit to you under this Agreement or the Plan will not be taken into account or considered as salary or compensation in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Gentex or any Subsidiary, except to the extent otherwise expressly provided under any such plan, and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Gentex or a Subsidiary, except to the extent otherwise expressly provided under any such plan.

16.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Board or the Compensation Committee will, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of RSUs. By your acceptance of the award under this Agreement, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.

17.Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect your rights under this Agreement without your consent (provided, however, that your consent will not be required to an amendment that is deemed necessary by Gentex to ensure exemption from or compliance with Section 409A of the Code).

18.Severability. If any provision of this Agreement or the application of any provision in this Agreement to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

19.Compliance with Law. Notwithstanding any other provision of this Agreement, the RSUs covered by this Agreement will not be exercisable or otherwise paid if the payment thereof would result in violation of any applicable federal or state securities law.

20.Successors and Assigns. Without limiting Section 9 above, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Gentex.

21.Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Michigan, without giving effect to any principles of conflict of laws thereof.

22.Failure to Enforce Not a Waiver. The failure of Gentex to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

23.No Shareholder Rights Prior to Exercise of RSUs. With respect to the RSUs, you will have no rights as a shareholder until the proper exercise of RSUs.

24.Detrimental Activity.

(a)If the Board or the Compensation Committee determines that you engaged in any Detrimental Activity, then, promptly upon receiving notice of the Board's or the Compensation Committee's finding, you shall: (i) forfeit all rights under this Agreement to the extent it remains outstanding; (ii) return to Gentex all RSUs and Shares acquired pursuant to this Agreement to the extent then still held by or for you; (iii) with respect to any Shares acquired pursuant to this Agreement that are no longer held by or for you, pay to Gentex the Market Value Per Share of such Shares on the date acquired.

(b)To the extent that such Shares are not returned to or amounts are not paid to Gentex, Gentex may seek other remedies, including without limitation a set off of the amounts so payable to it against any amounts that may be owing from time to time by Gentex or a Subsidiary to you for any reason, including without limitation wages, deferred compensation or vacation pay.

25.Certain Defined Terms. For purposes of this Agreement:

"Cause" shall mean (A) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with your duties or otherwise during the course of your employment with Gentex or any Subsidiary; (B) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (C) the intentional and wrongful damaging of property, contractual interests or business relationships of Gentex or any Subsidiary; (D) the intentional and wrongful disclosure of secret processes or confidential information of Gentex or any Subsidiary in violation of an agreement with or a policy of Gentex or a Subsidiary; (E) the continued failure to substantially perform your duties for Gentex or a Subsidiary; (F) current alcohol or prescription drug abuse affecting work performance; (G) current illegal use of drugs; or (H) any intentional conduct contrary to announced policies or practices of Gentex or any Subsidiary (including, but not limited to, those contained in Gentex's Code of Business Conduct and Ethics).

"Detrimental Activity" shall mean: (A) engaging in any activity of competition or solicitation prohibited by any noncompete or nonsolicitation agreement between you and Gentex or a Subsidiary or by any policy of Gentex; (B) the disclosure to anyone outside Gentex or a Subsidiary, or the use in other than Gentex's or a Subsidiary's business, (i) without prior written authorization from Gentex, of any confidential, proprietary or trade secret information or material relating to the business of Gentex or its Subsidiaries and acquired by you during your employment or other service with Gentex or any of its Subsidiaries, or (ii) in violation of any covenant not to disclose set forth in any agreement between you and Gentex or a Subsidiary or in any policy of Gentex; (C) the (i) unreasonable failure or refusal to disclose promptly and to assign to Gentex or a Subsidiary upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by you during your service with Gentex or any of its Subsidiaries and relating in any manner to the actual or anticipated business, research or development work of Gentex or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable Gentex or any Subsidiary to secure a patent where appropriate in the United States or in other countries, or (ii) violation of any development and inventions provision set forth in any agreement between you and Gentex or a Subsidiary or in any policy of Gentex; (D) activity during your employment by Gentex or a Subsidiary that could form the basis of your termination for Cause; or (E) if you are or were an officer of Gentex, activity that the Board or the Compensation Committee determines entitles Gentex to seek recovery from an officer under any policy promulgated by the Board or the Compensation Committee as in effect on the date hereof.

"Disability" shall mean a termination of employment under circumstances that would make you eligible to receive benefits under Gentex's long-term disability plan, as it may be in effect from time to time, or any successor plan, program, agreement or arrangement.

"Retirement" shall mean termination of employment (other than termination for Cause or due to death or Disability) at or after age 60 with at least 10 years of service with Gentex or a Subsidiary or at or after age 65, with at least 5 years of service with Gentex or a Subsidiary, in each case requiring six months advance written notice.

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